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                                                                   EXHIBIT 10.29


December 18, 2003


Mr. Danny W. Mills
American Building Control, Inc.
1301 Waters Ridge Drive
Lewisville, TX  75057

Dear Mr. Mills:

         The following describes the terms of employment for Danny W. Mills (the "Executive") with American Building Control, Inc., a Delaware corporation (the "Company").

         1. Position with the Company. Executive shall serve as President and Chief Executive Officer of the Company, or such other titles and positions delegated to him by the Board of Directors (the "Board"), including, but not limited to, working with the Strategic Committee of the Board.

         2. Base Salary. The annual base salary for the Executive will be $180,000 per year and shall be reviewed annually by the Compensation Committee of the Board (the "Committee").

         3. Annual Cash Incentive Compensation. Executive may receive an annual cash incentive bonus based on performance criteria established by the Committee, in its sole discretion, for each year. The target annual cash incentive bonus for the Executive for 2004 will be 50% of base salary on performance by the Company against the objectives stated in the annual operating plan and could increase to 150% of base salary for truly exemplary performance by the Company against the objectives stated in the annual operating plan, all as determined by the Committee in its sole discretion. The Company's management shall be responsible for proposing the annual operating plan that will be subject to approval by the Board. Once the annual operating plan is approved, the Committee will adopt the range of incentive compensation targets, if any, for the Executive. If Executive is not employed by the Company for entire annual cash incentive bonus period, the Executive's bonus for such period shall be determined in accordance with the Company's then existing policies for executive bonuses.

         4. Long-term Incentive Compensation.

            (a)   Initial Option.

                  (i) The executive shall receive an initial option to acquire 250,000 shares Of the Company's common stock under the 2002 Incentive Stock Plan (the "Initial Option"). Subject to paragraph 4(a)(ii) below, the shares subject to the Initial Option shall vest 1/3 on each anniversary date from the date of grant. The grant date for the Initial Option shall be December 19, 2003.

                  (ii) Notwithstanding the foregoing, in the event (1) the Executive is terminated "without cause" (as defined in paragraph 5 below), or
(2) a "change of control" (as defined below) shall occur, the Initial Option shall immediately vest.

                  (iii) For purposes of this letter the term "change of control" means the acquisition by purchase, reorganization, merger, consolidation, business combination or otherwise by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the "Exchange Act") of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company, or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a "change of control": (I) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation

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controlled by the Company, (iii) any acquisition by the Executive , by any group of persons consisting of relatives within the second degree of consanguinity or affinity of the Executive or by any affiliate of the Executive, or (iv) any acquisition by a stockholder that owned more than 50% of the Company's Series A 12% Cumulative Convertible Preferred Stock on January 1, 2004, or any affiliate thereof.

                  (b) Performance Option. In addition and subject to the discretion of the Committee, Executive shall receive on an annual basis additional option to acquire up to 300,000 shares of the Company's common stock under the 2002 Incentive Stock Plan (the "Performance Option"). The actual number of shares subject to the Performance Option granted in 2004 will range from 100,000 to 300,000 shares and shall be determined based on the Company's performance against the criteria established by the Committee in it sole discretion against the objectives stated in the annual operating plan. Once the number of shares subject to the Performance Option is determined, the shares subject to the option shall vest in accordance with the vesting schedule approved by the Committee for all other executives of the Company. The range of the Performance Option, if any, for calendar years beginning in 2005 shall be subject to the Committee's determination.

         5. Severance Compensation. The Executive shall be entitled to receive six months of severance compensation payable in the same manner as prior to the date of termination and the continued participation in the Company's health and welfare benefit plans (on the same basis prior to the date of termination and to the extent permitted by such plans) in the event the Executive is terminated "without case." In addition, the Executive shall be entitled to an additional six months of severance compensation for each year of service beginning on the anniversary date of the first year of service up to a maximum severance benefit of two years of severance compensation. For purposes of this letter, "without cause" shall mean termination by the Company of Executive's employment for any reason other than death or disability and for any reason other than any of the following:

                  (a) The Executive commits any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement or commits any misdemeanor which in the sole of the Company involves moral turpitude;

                  (b) The Executive willfully engages in acts that he knew, or should have known in the exercise of reasonable care, would cause material harm to the Company's property, goodwill or existing business interests; provided, however, that no act on Executive's part shall be considered "willful" unless done by Executive, in the Company's sole discretion, without good faith and reasonable belief that his actions were in the best interest of the Company;

                  (c) The Executive engages in any violation of any civil law, including but not limited to harassment (sexual and/or otherwise unlawful) and RICO laws.

                  (d) The Executive continues to fail to substantially perform his previously identified duties, or refuses to substantially perform his previously identified duties, thirty (30) calendar days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has failed or refused to substantially perform his duties.

                  (e) A material breach of any written Company policies or procedures that are applicable to executives at Executive's lever or higher within the Company, after written notice by the Company to the Executive of such violation, and in the event of a procedural breach of any written Company policies or procedures the failure by the Executive to undertake his best efforts to cure such procedural violation within a thirty (30) calendar day period where a cure within that time period is possible; provided, however, that "cause" will not exist if the policy violation would not normally be a dischargeable offense under the Company's progressive discipline policies.

         6. Perquisites. Executive shall be entitled to receive the following perquisites:

                  (a) Interim residence stipend (to be limited and/or extended at the discretion of the Board) and a relocation package if Executive decides to move his residence within the first twelve months after the date of employment.

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                  (b) Auto benefit of up to $500 a month plus reimbursement of variable expenses.

                  (c) Other perquisites shall include the cost of financial planning (up to a maximum of $5,000 per year), the cost of an annual physical (up to a maximum of $3,000 per year), and reimbursement for the costs of a country and/or lunch club (up to a maximum of $10,000 per year).

         7. General. As a Company employee, you will be expected to abide by all Company rules, policies and procedures. You will be expected to sign and comply with the Company's standard Proprietary Information and Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

As an employee, Executive may terminate employment at any time and for any reason whatsoever with notice to the Company. The Company requests that, in the event of resignation, Executive give the Company at least two weeks notice. The company may terminate Executive's employment at any time for any reason whatsoever, with or without cause or advance notice subject to the provisions of paragraph 4(a)(ii)(1) and paragraph 5 above.

         The terms and conditions of employment set forth in this letter including the "at will" employment arrangement described above supersedes all of the Company's prior written and oral communication with Executive regarding employment with the Company and can only be modified by written agreement signed by Executive and an authorized officer of the Company and approved by the Committee in writing.

         If you wish to accept employment at the Company under the terms set out above, please sign and date this letter.


                                          AMERICAN BUILDING CONTROL, INC.


                                          BY: /S/ CARLO LOI
                                              ----------------------------------

                                          TITLE: CHAIRMAN OF THE BOARD
                                                 -------------------------------

AGREED AND ACCEPTED:


/S/ DANNY W. MILLS
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DANNY W. MILLS

DATE: 1/28/2004
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